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                                                                    EXHIBIT 12.1


                           PROSPERITY BANCSHARES, INC.
                    CALCULATION OF EARNINGS TO FIXED CHARGES


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


                                                                              As of June 30,
                                                                         -----------------------
                                                                            1999         1998
                                                                         ----------   ----------
                                                                         (Dollars in thousands)

Earnings before income taxes .........................................   $    4,304   $    2,996
Add:  fixed charges ..................................................        6,165        4,748
                                                                         ----------   ----------
Earnings including interest expense on deposits (1) ..................       10,469        7,744
Less:  interest expense on deposits ..................................        6,123        4,647
                                                                         ----------   ----------
Earnings excluding interest expense on deposits (2) ..................        4,346        3,097
Fixed charges:
  Interest expense on deposits .......................................        6,123        4,647
  Interest expense on borrowings .....................................            7           69
  Interest expense on capital leases .................................           --           --
  Portion of rents representative of interest factor .................           35           32
                                                                         ----------   ----------
Fixed charges including interest expense on deposits (3) .............        6,165        4,748
Less:  interest expense on deposits ..................................        6,123        4,647
                                                                         ----------   ----------
Fixed charges excluding interest expense on deposits (4) .............   $       42   $      101
                                                                         ==========   ==========

Ratio of earnings to fixed charges and preferred stock dividends:
  Excluding interest expense on deposits ((2)/(4)) ...................       102.67x       30.66x
  Including interest expense on deposits ((1)/(3)) ...................         1.70         1.63
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

                                                                      As of the Years Ending December 31,
                                                       --------------------------------------------------------------
                                                          1998          1997        1996         1995         1994
                                                       ----------   ----------   ----------   ----------   ----------
                                                                             (Dollars in thousands)

Earnings before income taxes .......................   $    6,489   $    5,148   $    3,951   $    3,102   $    2,572
Add:  fixed charges ................................       10,192        9,124        7,983        6,964        5,417
                                                       ----------   ----------   ----------   ----------   ----------
Earnings including interest expense on
  deposits (1)......................................       16,681       14,272       11,934       10,066        7,989
Less:  interest expense on deposits ................        9,993        8,858        7,720        6,749        5,188
                                                       ----------   ----------   ----------   ----------   ----------
Earnings including interest expense on
  deposits (2)......................................        6,688        5,414        4,214        3,317        2,801
Fixed charges:
  Interest expense on deposits .....................        9,993        8,858        7,720        6,749        5,188
  Interest expense on borrowings ...................          135          202          203          155          175
  Interest expense on capital leases ...............           --           --           --           --           --
Portion of rents representative of
  interest factor ..................................           64           64           60           60           54
                                                       ----------   ----------   ----------   ----------   ----------
Fixed charges including interest expense on
  deposits (3) .....................................       10,192        9,124        7,983        6,964        5,417
Less:  interest expense on deposits ................        9,993        8,858        7,720        6,749        5,188
                                                       ----------   ----------   ----------   ----------   ----------
Fixed charges excluding interest expense on
  deposits (4) .....................................   $      199   $      266   $      263   $      215   $      229
                                                       ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges and
preferred stock dividends:
Excluding interest expense on deposits
  ((2)/(4)) ........................................        33.55x       20.38x       16.02x       15.43x       12.25x
Including interest expense on deposits
  ((1)/(3)) ........................................         1.64         1.56         1.49         1.45         1.47
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